Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Names
Devin I. Murphy to its Board of Directors
SANTA ANA, Calif., (July 11, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that Devin I. Murphy, a 22-year finance and real estate investment banking veteran, has been elected as a member of its Board of Directors, effective immediately.
     Murphy is a Managing Partner of Coventry Real Estate Advisors, a real estate private equity firm which sponsors a series of opportunistic institutional investment funds that acquire and develop retail and mixed-used properties. Prior to joining Coventry earlier this year, he was the Global Head of Real Estate Investment Banking at Deutsche Bank Securities, Inc., from 2004 to 2007. Earlier, he spent 14 years at Morgan Stanley & Company in a variety of real estate and investment banking roles, including as Co-Head North American Investment Banking and Global Head of the firm’s Real Estate Private Capital Markets Group.
     Murphy will serve as an independent, non-executive Director on the Grubb & Ellis Board.
     Glenn L. Carpenter, Chairman of the Grubb & Ellis Board of Directors, said, “Over the past four months, the Board conducted an extensive and thorough search to fill this vacant board position. Devin is a world-class executive who brings both extensive real estate and financial experience, and he will complement the expertise of our existing Board. We couldn’t be more pleased that he has agreed to join our Board.”
     Murphy is filling the vacancy created by the resignation of a Board member in February of this year. His appointment brings the Grubb & Ellis Board of Directors to eight, leaving one vacant position, which will be filled at which time the Company appoints a new Chief Executive Officer.
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Grubb & Ellis Company
1551 N Tustin Avenue, Suite 300      Santa Ana,      CA      92705      714.667.8252

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Grubb & Ellis Company Names Devin I. Murphy to its Board of Directors
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
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